FOR FURTHER INFORMATION:
Scott J. Gish
Vice President
Corporate Communications
(203)775-9000
Press Release	sgish@photronics.com

FOR IMMEDIATE RELEASE
     February 17, 2009

PHOTRONICS REPORTS FIRST QUARTER RESULTS

     BROOKFIELD, Connecticut February 17, 2009 -- Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported fiscal 2009 first quarter results for the period ended February 1, 2009.

     Sales for the first quarter were $88.0 million, down 14.7%, compared to $103.2 million for the first quarter of fiscal year 2008. Sales of semiconductor photomasks accounted for $63.6 million, or 72.2% of revenues during the first quarter of fiscal 2009, and sales of flat panel display (FPD) photomasks accounted for $24.4 million, or 27.8% of revenues.

     Net loss for the first quarter of fiscal year 2009 was $10.2 million, or $0.25 per share, compared to a net loss of $3.3 million, or $0.08 per share, for the first quarter of fiscal 2008. Net loss for the first quarter of fiscal 2009 included a charge of approximately $1.7 million in connection with the Company’s previously disclosed restructuring of its operations in Manchester, United Kingdom. On a non-GAAP basis, excluding the effect of the aforementioned charge, the Company’s adjusted net loss for the first quarter of fiscal year 2009 was $8.9 million, or $0.21 per share.

     Constantine (“Deno”) Macricostas, Photronics’ chairman and interim chief executive officer commented, “The first quarter was challenging as many of Photronics’ customers grappled with the current financial crisis and economic uncertainty. Looking further into 2009, although the global recession clearly will be difficult for Photronics and our customers, we participate in an industry with primarily strong growth prospects. Today’s weak demand environment has not deterred semiconductor and FPD makers from developing new product designs, which is the core driver of photomask industry growth. Our plan is to continue to reduce costs and enhance operational efficiency while at the same time maintain a sharp focus on new technology qualifications to be fully prepared when industry demand improves.”

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PHOTRONICS REPORTS FIRST QUARTER RESULTS	PAGE TWO

     A conference call with investors and the media to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, February 18, 2009. The live dial-in number is (719) 325-4827. The call can also be accessed by logging onto Photronics’ web site at www.photronics.com.

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors as discussed in filings with the U. S. Securities and Exchange Commission (SEC). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements.